EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-8 No. 33-48027) pertaining to the USA Truck, Inc. Employee Stock Option Plan

(2) Registration Statement (Form S-8 No. 333-20721) pertaining to the 1997 Nonqualified Stock Option Plan for Nonemployee Directors of USA Truck, Inc.

(3) Registration Statement (Form S-8 No. 333-40317) pertaining to the USA Truck, Inc. Employee Stock Purchase Plan, and

(4) Registration Statement (Form S-8 No. 333-117856) pertaining to the USA Truck, Inc. 2004 Equity Incentive Plan;

of our report dated February 24, 2006, with respect to the 2005 consolidated financial statements of USA Truck, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ ERNST & YOUNG LLP

Tulsa, Oklahoma

February 25, 2008

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